Exhibit 99

Contact:   L-3 Communications Holdings, Inc.

                Corporate Communications                                                                                     For Immediate Release

                212-697-1111

L-3 Announces First Quarter 2016 Results

•         Diluted earnings per share (EPS) from continuing operations of $2.08

•         Net sales of $2.4 billion

•         Net cash from operating activities from continuing operations of $112 million

•         Book-to-bill ratio of 1.10x on funded orders of $2.6 billion, increasing funded backlog 3% to $8.7 billion

•         Updated 2016 financial guidance

NEW YORK, April 27, 2016 – L-3 Communications Holdings, Inc. (NYSE: LLL) today reported diluted EPS from continuing operations of $2.08 for the quarter ended March 25, 2016 (2016 first quarter) compared to diluted EPS from continuing operations for the quarter ended March 27, 2015 (2015 first quarter) of $1.20 and adjusted diluted EPS(1) for the 2015 first quarter of $1.38. Net sales of $2.4 billion for the 2016 first quarter decreased by 5% compared to the 2015 first quarter. Excluding sales from divestitures and acquisitions(2), net sales (organic sales) decreased 2.1%.

“Our on-going efforts to transform L-3 into a stronger, more efficient company and enhance margins were evident with our solid first quarter performance,” said Michael T. Strianese, chairman and chief executive officer. “All of our segments contributed to our strong operating margin performance, which increased 230 basis points to 10.7 percent, driven by favorable contract performance and operational efficiencies across the organization. We also completed the sale of the National Security Solutions (NSS) business, a key milestone in our plan to re-focus the company on higher margin, higher returning businesses.  I am pleased with our start to the year, especially our operating margins and book-to-bill ratio.”

 (1)   Adjusted diluted earnings per share from continuing operations is a non-GAAP financial measure. See Table E for a reconciliation and a discussion of why this information is presented.

 (2)   Sales from business divestitures are defined as sales from business divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures. Sales from acquired businesses are defined as sales from business acquisitions that are included in L-3’s actual results for less than 12 months.

L-3 Announces Results for the 2016 First Quarter	Page 2

L-3 Consolidated Results

The table below provides L-3’s selected financial data, excluding discontinued operations. The results of operations of NSS are reported as discontinued operations for each period presented.

	First Quarter Ended
(in millions, except per share data)	March 25,	March 27,	Increase/
	2016	2015	(decrease)
Net sales	$2,353	$2,488	(5)%
Operating income	$252	$187	35%
Loss related to business divestiture	-	22	nm
Segment operating income	$252	$209	21%
Operating margin	10.7%	7.5%	320	bpts
Segment operating margin	10.7%	8.4%	230	bpts
Interest expense	$(41)	$(39)	5%
Effective income tax rate	22.3%	30.5%	(820)	bpts
Net income from continuing operations attributable to L-3	$164	$101	62%
Adjusted net income from continuing operations attributable to L-3 (a)	$164	$116	41%
Diluted earnings per share from continuing operations	$2.08	$1.20	73%
Adjusted diluted earnings per share from continuing operations (a)	$2.08	$1.38	51%
Diluted weighted average common shares outstanding	79.0	83.8	(6)%
__________
(a) Non-GAAP metric that excludes the loss related to business divestiture. See Table E for a reconciliation of this measure.
nm - not meaningful

First Quarter Results of Operations:  For the 2016 first quarter, consolidated net sales of $2.4 billion decreased $135 million, or 5%, compared to the 2015 first quarter. Organic sales declined by $52 million, or 2.1%, for the 2016 first quarter. Organic sales exclude $114 million of sales declines related to business divestitures and $31 million of sales increases related to business acquisitions. For the 2016 first quarter, organic sales to the U.S. Government increased $62 million, or 4%, and organic sales to international and commercial customers decreased $114 million, or 14%.

Segment operating income for the 2016 first quarter increased by $43 million, or 21%, compared to the 2015 first quarter. Segment operating income as a percentage of sales (segment operating margin) increased by 230 basis points to 10.7% for the 2016 first quarter, compared to 8.4% for the 2015 first quarter. Segment operating margin increased by: (1) 170 basis points due to improved contract performance, (2) 70 basis points due to higher margins resulting from acquisitions and divestitures and (3) 50 basis points due to lower pension expense of $11 million. These increases were partially offset by a decrease of 60 basis points due to a $15 million increase in the product returns allowance for EoTech holographic weapons sight (HWS) products. See the reportable segment results below for additional discussion of sales and operating margin trends.

The effective tax rate for the 2016 first quarter decreased to 22.3% from 30.5% primarily due to: (1) the early adoption of a new accounting standard related to income tax benefits from employee stock based compensation awards, which resulted in a $10 million reduction to income tax expense, and increased diluted EPS by $0.13, and (2) a benefit from the reinstatement of the Federal Research and Experimentation (R&E) tax credit.

Diluted EPS from continuing operations increased 51% compared to adjusted diluted EPS of $1.38 for the 2015 first quarter. The 2015 first quarter adjusted diluted EPS from continuing operations excludes a pre-tax loss of $22 million ($15 million after income taxes), or $0.18 per diluted share, related to the divestiture of Marine Systems International.

L-3 Announces Results for the 2016 First Quarter	Page 3

Diluted weighted average common shares outstanding for the 2016 first quarter declined by 6% compared to the 2015 first quarter due to repurchases of L-3 common stock.

Orders:  Funded orders for the 2016 first quarter were $2.6 billion, substantially unchanged compared to the 2015 first quarter. The book-to-bill ratio was 1.10x for the 2016 first quarter. Excluding the impacts of business divestitures and acquisitions, orders grew by $73 million, or 3%. Funded backlog increased 3% to $8.7 billion at March 25, 2016, compared to $8.4 billion at December 31, 2015.

The table below summarizes the cash returned to shareholders during the 2016 and 2015 first quarters.

	First Quarter Ended
($ in millions)	March 25,	March 27,
	2016	2015

Net cash from operating activities from continuing operations	$112	$112
Less: Capital expenditures, net of dispositions	(28)	(39)
Free cash flow(1)	$84	$73
Dividends paid ($0.70 per share in 2016; $0.65 per share in 2015)	$58	$58
Common stock repurchases	198	100
Total cash returned to shareholders	$256	$158

(1) Free cash flow is defined as net cash from operating activities from continuing operations less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

Redemption of Senior Notes: To improve the company’s leverage metrics, on March 24, 2016, the company initiated a redemption of $300 million aggregate principal amount of its 3.95% Senior Notes due in November 2016 (the 2016 Notes). The Notes will be redeemed on May 20, 2016 (the Redemption Date), at a redemption price equal to the greater of: (1) 100% of the aggregate principal amount, or (2) the present value of the remaining principal and interest payments discounted to the date of redemption, on a semi-annual basis, at the treasury rate (as defined in the indenture governing the 2016 Notes), plus a spread of 50 basis points.

    Reportable Segment Results

The Company has three reportable segments. The company evaluates the performance of its segments based on their sales, operating income and operating margin. Corporate expenses are allocated to the company’s operating segments using an allocation methodology prescribed by U.S. Government regulations for government contractors. Accordingly, segment results include all costs and expenses, except for goodwill impairment charges, gains or losses related to business divestitures and certain other items that are excluded by management for purposes of evaluating the operating performance of the company’s business segments.

L-3 Announces Results for the 2016 First Quarter	Page 4

Electronic Systems

	First Quarter Ended
($ in millions)	March 25,	March 27,
	2016	2015	Decrease
Net sales	$877	$1,017	(13.8)%
Operating income	$95	$113	(15.9)%
Operating margin	10.8%	11.1%	(30)	bpts

Electronic Systems net sales for the 2016 first quarter decreased by $140 million, or 14%, compared to the 2015 first quarter. Excluding $114 million of sales declines related to business divestitures (primarily MSI divestiture on May 29, 2015) and $26 million of sales increases related to business acquisitions, organic sales decreased by $52 million, or 5%. The decrease was driven by: (1) $24 million for Power & Propulsion Systems due to decreased volume on contracts nearing completion primarily for foreign government customers, (2) $15 million for Warrior Systems related to an increase in the product returns allowance for EoTech HWS products and (3) $13 million for Sensor Systems, due to the completion of contracts for infrared detection and space electronics products primarily for the U.S. Air Force.

Electronic Systems operating income for the 2016 first quarter decreased by $18 million, or 16%, compared to the 2015 first quarter. Operating margin decreased by 30 basis points to 10.8%.  Operating margin decreased by: (1) 160 basis points due to sales mix changes, primarily for Aviation Products & Security Systems and (2) 150 basis points for Warrior Systems due to an increase of $15 million in the product returns allowance for EoTech HWS products. These decreases were partially offset by: (1) 160 basis points due to higher margins resulting from acquisitions and divestitures, (2) 90 basis points due to improved contract performance primarily for Power & Propulsion Systems and (3) 30 basis points due to lower pension expense of $3 million.

As previously disclosed, in November 2015, the company commenced a voluntary return program and began accepting customer returns for various EoTech HWS products that may have been affected by certain performance issues.  The refund program gives eligible owners of such HWS products the option to return their products in exchange for a refund of the purchase price, including shipping costs. During the first quarter of 2016, the Company increased the product returns allowance by recording a reduction to net sales of $15 million. The Company will continue to review the product returns allowance as the program matures and new information becomes available. The Company’s ongoing evaluation may cause it to record further adjustments to the allowance in future periods. These adjustments could be material.

Aerospace Systems

	First Quarter Ended
($ in millions)	March 25,	March 27,	Increase/
	2016	2015	(decrease)
Net sales	$1,005	$1,026	(2.0)%
Operating income	$106	$60	76.7%
Operating margin	10.5%	5.8%	470	bpts

Aerospace Systems net sales for the 2016 first quarter decreased by $21 million, or 2%, compared to the 2015 first quarter, primarily related to ISR Systems. Sales decreased for ISR Systems by $37 million for ISR aircraft systems for foreign military customers as contracts near completion and $18 million for small ISR aircraft fleet management services for the U.S. Air Force due to reduced demand resulting from the U.S. military drawdown in Afghanistan. The decreases were partially offset by higher volume of $26 million for large ISR aircraft systems and $11 million for small ISR aircraft systems for the U.S. Government. Sales decreased by $3 million for Logistics Solutions due to the completion of contracts for field maintenance and sustainment services, primarily for the U.S. Army.

L-3 Announces Results for the 2016 First Quarter	Page 5

Aerospace Systems operating income for the 2016 first quarter increased by $46 million, or 77%, compared to the 2015 first quarter. Operating margin increased by 470 basis points to 10.5%. Operating margin increased by: (1) 170 basis points due to improved contract performance at Aircraft Systems, primarily international head-of-state aircraft modification contracts, for which a $17 million cost growth charge was recorded in the 2015 first quarter, (2) 140 basis points due to improved performance at Logistics Solutions primarily related to the Army C-12 contract due to improved pricing terms on the new contract which began on August 1, 2015, (3) 110 basis points primarily due to a higher than planned price adjustment for a contract in ISR Systems and (4) 50 basis points due to lower pension expense of $5 million.

Communication Systems

	First Quarter Ended
($ in millions)	March 25,	March 27,
	2016	2015	Increase
Net sales	$471	$445	5.8%
Operating income	$51	$36	41.7%
Operating margin	10.8%	8.1%	270	bpts

Communication Systems net sales for the 2016 first quarter increased by $26 million, or 6%, compared to the 2015 first quarter. The increase was due to: (1) $19 million for Broadband Communication Systems, primarily due to increased volume and deliveries of secure networked communication systems for the DoD, (2) $8 million for Tactical Satellite Communications products primarily due to increased deliveries on a satellite communication land terminals contract for the Australian Defence Force (ADF), (3) $5 million related to business acquisitions, and (4) $4 million for Advanced Communications products primarily due to increased deliveries of secure mission data storage systems for the Joint Strike Fighter program. These increases were partially offset by a decrease of $10 million for Space & Power Systems, primarily due to reduced demand for power devices for commercial satellites.

Communication Systems operating income for the 2016 first quarter increased by $15 million, or 42%, compared to the 2015 first quarter.  Operating margin increased by 270 basis points to 10.8%. Operating margin increased by: (1) 150 basis points due to increased manufacturing productivity and favorable contract performance adjustments, primarily for secure networked communications and secure communications systems, (2) 60 basis points due to lower pension expense of $3 million and (3) 60 basis points due to a $3 million gain on the sale of land in the Space & Power Systems Sector.

L-3 Announces Results for the 2016 First Quarter	Page 6

Financial Guidance

Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2016, previously provided on January 28, 2016 as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 7. The company undertakes no duty to update its guidance.

Consolidated 2016 Financial Guidance
($ in millions, except per share data)
	Current Guidance	Prior Guidance
		(January 28, 2016)
Net sales	$9,950 to $10,150	$9,950 to $10,150
Segment operating margin	9.8%	9.8%
Interest expense and other	$162	$162
Effective tax rate	26.7%	28.0%
Diluted shares	77.5	77.5
Diluted EPS	$7.55 to $7.75	$7.40 to $7.60
Net cash from operating activities	$1,030	$1,030
Capital expenditures, net of dispositions of property, plant and equipment	(205)	(205)
Free cash flow	$825	$825

Segment 2016 Financial Guidance
($ in millions)
Current Guidance		Prior Guidance
(January 28, 2016)
Net Sales:
Electronic Systems	$4,150 to $4,250	$4,150 to $4,250
Aerospace Systems	$3,900 to $4,000	$3,900 to $4,000
Communication Systems	$1,850 to $1,950	$1,850 to $1,950

Operating Margins:
Electronic Systems	12.0% to 12.2%	12.4% to 12.6%
Aerospace Systems	7.0% to 7.2%	6.5% to 6.7%
Communication Systems	10.3% to 10.5%	10.3% to 10.5%

The revisions to our Current Guidance compared to our Prior Guidance primarily include:

•         A decrease in the estimated effective tax rate due to the early adoption of a new accounting standard related to income tax benefits from employee stock based compensation awards, which is expected to reduce income tax expense by $10 million,

•         A 40 basis point decrease in operating margin for Electronic Systems due to a $15 million increase in the product returns allowance recorded during the 2016 first quarter, and

•         A 50 basis point increase in operating margin for Aerospace Systems primarily due to an improvement in expected contract performance at ISR Systems sector for 2016.

L-3 Announces Results for the 2016 First Quarter	Page 7

The current guidance for 2016 excludes: (i) any potential non-cash goodwill impairment charges for which the information is presently unknown and (ii) other items such as gains or losses related to potential business divestitures.

Additional financial information regarding the 2016 first quarter and the 2016 financial guidance is available on the company’s website at www.L-3com.com.

Conference Call

In conjunction with this release, L-3 will host a conference call today, Wednesday, April 27, 2016 at 2:00 p.m. ET that will be simultaneously broadcast over the Internet.  Michael T. Strianese, chairman and chief executive officer, Christopher E. Kubasik, president and chief operating officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.

Listeners may access the conference call live over the Internet at the company’s website at:

http://www.L-3com.com

Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software.  The archived version of the call may be accessed at our website or by dialing (800) 585-8367/ passcode: 85564084 (for domestic callers) or (404) 537-3406/passcode: 85564084 (for international callers) beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 employs approximately 38,000 people worldwide and is a leading provider of a broad range of communication and electronic systems and products used on military and commercial platforms. L-3 is also a prime contractor in aerospace systems.

To learn more about L-3, please visit the company’s website at www.L-3com.com.  L-3 uses its website as a channel of distribution of material company information.  Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.

Forward-Looking Statements

Certain of the matters discussed in this press release, including information regarding the company’s 2016 financial guidance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements other than historical facts, may be forward-looking statements, such as “may,” “will,” “should,” “likely,” “projects,” “financial guidance,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘estimates,’’ and similar expressions are used to identify forward-looking statements.  The company cautions investors that these statements are subject to risks and uncertainties many of which are difficult to predict and generally beyond the company’s control that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Some of the factors that could cause actual results to differ include, but are not limited to, the following: our dependence on the defense industry; backlog processing and program slips resulting from delayed awards and/or funding from the Department of Defense (DoD) and other major customers; the U.S. Government fiscal situation; changes in DoD budget levels and spending priorities; U.S. Government failure to raise the debt ceiling; our reliance on contracts with a limited number of customers and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding many of our contracts; our ability to retain our existing business and related contracts; our ability to successfully compete for and win new business, or, identify, acquire and integrate additional businesses; our ability to maintain and improve our operating margin; the availability of government funding and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements and actions taken by rating agencies that could result in a downgrade of our debt; our ability to continue to recruit, retain and train our employees; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements; our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate; global economic uncertainty; the DoD’s Better Buying Power and other efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts on schedule; our international operations including currency risks and compliance with foreign laws; our extensive use of fixed-price type revenue arrangements; the rapid change of technology and high level

L-3 Announces Results for the 2016 First Quarter	Page 8

of competition in which our businesses participate; risks relating to technology and data security; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters (see Notes to our annual report on Form 10-K and quarterly reports on Form 10-Q); results of audits by U.S. Government agencies and of ongoing governmental investigations, including the Aerospace Systems segment; our ability to predict the level of participation in and the related costs of our voluntary return program for certain EoTech holographic weapons sight products, and our ability to change and terminate the return program at our discretion; the impact on our business of improper conduct by our employees, agents or business partners; goodwill impairments and the fair values of our assets; and ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations.

Our forward-looking statements speak only as of the date of this press release or as of the date they were made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent report on Form 10-K for the year ended December 31, 2015 and any material updates to these factors contained in any of our future filings.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements.

# # #

– Financial Tables Follow –

Appl

		Table A

	L-3 COMMUNICATIONS HOLDINGS, INC.
	UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	(in millions, except per share data)

	First Quarter Ended(a)
	March 25,	March 27,
	2016	2015
Net sales	$2,353	$2,488
Cost of sales	(2,101)	(2,279)
Loss related to business divestiture(b)	-	(22)
Operating income	252	187
Interest expense	(41)	(39)
Interest and other income, net	4	3
Income from continuing operations before income taxes	215	151
Provision for income taxes	(48)	(46)
Income from continuing operations	167	105
Income from discontinued operations, net of income taxes (c)	63	4
Net income	230	109
Net income attributable to noncontrolling interests	(3)	(4)
Net income attributable to L-3	$227	$105

Basic earnings per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$2.11	$1.23
Discontinued operations	0.81	0.05
Basic earnings per share	$2.92	$1.28

Diluted earnings per share attributable to L-3 Holdings’ common shareholders:
Continuing operations	$2.08	$1.20
Discontinued operations	0.79	0.05
Diluted earnings per share	$2.87	$1.25

L-3 Holdings’ weighted average common shares outstanding:
Basic	77.8	82.3
Diluted	79.0	83.8
_____________
(a) It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday preceding the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

(b) During the 2015 first quarter, the company completed the sale of its MSI business and recorded a pre-tax loss of $22 million.
(c) Income from discontinued operations, net of income taxes for the quarterly period ended March 25, 2016 includes an after-tax gain of $64 million on the sale of the National Security Solutions business.

Appl

		Table B

	L-3 COMMUNICATIONS HOLDINGS, INC.
	UNAUDITED SELECT FINANCIAL DATA
	(in millions)

	First Quarter Ended
	March 25,	March 27,
	2016	2015
Segment operating data

Net sales:
Electronic Systems	$877	$1,017
Aerospace Systems	1,005	1,026
Communication Systems	471	445
Total	$2,353	$2,488

Operating income:
Electronic Systems	$95	$113
Aerospace Systems	106	60
Communication Systems	51	36
Total	$252	$209

Operating margin:
Electronic Systems	10.8%	11.1%
Aerospace Systems	10.5%	5.8%
Communication Systems	10.8%	8.1%
Total	10.7%	8.4%

Depreciation and amortization:
Electronic Systems	$25	$28
Aerospace Systems	13	12
Communication Systems	12	12
Total	$50	$52

Funded order data
Electronic Systems	$957	$1,053
Aerospace Systems	1,183	1,078
Communication Systems	451	458
Total	$2,591	$2,589

	March 25,	December 31,
	2016	2015
Period end data
Funded backlog	$8,662	$8,423

Appl

		Table C

L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	March 25,	December 31,
	2016	2015
ASSETS

Cash and cash equivalents	$534	$207
Billed receivables, net	779	746
Contracts in process	2,226	2,081
Inventories	351	333
Other current assets	173	201
Assets of discontinued operations	—	664
Total current assets	4,063	4,232
Property, plant and equipment, net	1,085	1,097
Goodwill	6,306	6,281
Identifiable intangible assets	195	199
Deferred income taxes	4	3
Other assets	258	255
Total assets	$11,911	$12,067

LIABILITIES AND EQUITY

Current portion of long-term debt	$499	$499
Accounts payable, trade	407	297
Accrued employment costs	466	504
Accrued expenses	406	390
Advance payments and billings in excess of costs incurred	495	562
Income taxes	3	13
Other current liabilities	403	394
Liabilities of discontinued operations	—	220
Total current liabilities	2,679	2,879
Pension and postretirement benefits	1,045	1,047
Deferred income taxes	238	219
Other liabilities	371	368
Long-term debt	3,127	3,125
Total liabilities	7,460	7,638
Shareholders’ equity	4,378	4,355
Noncontrolling interests	73	74
Total equity	4,451	4,429
Total liabilities and equity	$11,911	$12,067

Appl

		Table D
	L-3 COMMUNICATIONS HOLDINGS, INC.
	UNAUDITED CONDENSED CONSOLIDATED
	STATEMENTS OF CASH FLOWS
	(in millions)
	First Quarter Ended
	March 25,	March 27,
	2016	2015
Operating activities
Net income	$230	$109
Less: Income from discontinued operations, net of tax	(63)	(4)
Income from continuing operations	167	105
Depreciation of property, plant and equipment	40	42
Amortization of intangibles and other assets	10	10
Deferred income tax provision	12	10
Stock-based employee compensation expense	6	13
Contributions to employee savings plans in L-3 Holdings’ common stock	30	26
Amortization of pension and postretirement benefit plans net loss and prior service cost	12	17
Amortization of bond discounts and deferred debt issue costs (included in interest expense)	2	2
Loss related to business divestitures	-	22
Other non-cash items	1	(6)
Changes in operating assets and liabilities, excluding amounts from acquisitions and divestitures and discontinued operations:
Billed receivables	(32)	23
Contracts in process	(148)	(147)
Inventories	(19)	(31)
Other assets	4	―
Accounts payable, trade	115	98
Accrued employment costs	(46)	(8)
Accrued expenses	16	(56)
Advance payments and billings in excess of costs incurred	(64)	(19)
Income taxes	20	27
Other current liabilities	(6)	4
Pension and postretirement benefits	(1)	4
All other operating activities	(7)	(24)
Net cash from operating activities from continuing operations	112	112
Investing activities
Business acquisitions, net of cash acquired	(27)	(41)
Proceeds from the sale of businesses	576	―
Capital expenditures	(35)	(40)
Dispositions of property, plant and equipment	7	1
Other investing activities	9	6
Net cash from (used in) investing activities from continuing operations	530	(74)
Financing activities
Borrowings under revolving credit facility	217	108
Repayment of borrowings under revolving credit facility	(217)	(108)
Common stock repurchased	(198)	(100)
Dividends paid on L-3 Holdings’ common stock	(58)	(58)
Proceeds from exercises of stock options	14	37
Proceeds from employee stock purchase plan	8	9
Employee restricted stock units surrendered in lieu of income tax withholding	(20)	(33)
Other financing activities	(5)	(5)
Net cash used in financing activities from continuing operations	(259)	(150)
Effect of foreign currency exchange rate changes on cash and cash equivalents	-	(11)
Cash used in discontinued operations:
Operating activities	(56)	(2)
Investing activities	-	(1)
Cash used in discontinued operations	(56)	(3)
Change in cash balance included in assets held for sale	-	1
Net increase (decrease) in cash and cash equivalents	327	(125)
Cash and cash equivalents, beginning of the period	207	442
Cash and cash equivalents, end of the period	$534	$317

Appl

			Table E

L-3 COMMUNICATIONS HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES
(in millions, except per share amounts)

		First Quarter Ended
		March 25,	March 27,
		2016	2015
Diluted EPS from continuing operations attributable to L-3 Holdings' common stockholders		$2.08	$1.20
EPS impact of loss on MSI business divestiture(1)		―	0.18
Adjusted diluted EPS from continuing operations(2)		$2.08	$1.38

Net income from continuing operations attributable to L-3		$164	$101
Loss on MSI business divestiture(1)		―	15
Adjusted net income from continuing operations attributable to L-3(2)		$164	$116
_____________
(1) Loss on MSI business divestiture	$(22)
Tax benefit	7
After-tax impact	(15)
Diluted weighted average common shares outstanding	83.8
Per share impact	$(0.18)
(2) Adjusted diluted EPS is diluted EPS attributable to L-3 Holdings’ common stockholders, excluding the charges relating to business divestitures.

Adjusted net income attributable to L-3 is net income attributable to L-3, excluding the charges relating to business divestitures. These amounts are not calculated in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). The company believes that the charges relating to business divestitures affect the comparability of the results of operations of 2015 to the results of operations for 2016. The company also believes that disclosing net income and diluted EPS excluding the charges relating to business divestitures will allow investors to more easily compare the 2016 results to the 2015 results. However, these measures may not be defined or calculated by other companies in the same manner.